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                                                                   EXHIBIT 99.15

                               HotJobs.com, Ltd.

                 AWARD AGREEMENT -- NON-QUALIFIED STOCK OPTIONS


         AWARD AGREEMENT between HotJobs.com, Ltd., a Delaware corporation (the "Company"), and the person designated as the "Recipient" below.

         WHEREAS, the Company has determined to grant the Recipient Awards under its Stock Award Plan (the "Plan") a copy of which is on file at the Company's corporate offices; and

         WHEREAS, the Plan provides that Awards be granted pursuant to Award Agreements;

         NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:

         1. GRANT. The Company hereby grants to the Recipient a non-qualified stock option ("NQSQ") to purchase the number of shares of Common Stock (the "NQSQ Shares"), at the purchase price, set forth below. This NQSQ is granted subject to the terms and conditions of the Plan, which are incorporated herein by reference (terms used herein and not otherwise defined shall have the meanings ascribed to them in the Plan).

         2. VESTING; TERM. The NQSQ shall be exercisable for a period of 10 years from the date first set forth at the foot hereof (the "Term") and shall become exercisable as to the number of NQSQ Shares over the Term at the times indicated below:

         NUMBER OF SHARES                                ON OR AFTER



         3. REPRESENTATIONS, WARRANTIES, COVENANTS AND ACKNOWLEDGMENTS OF THE RECIPIENT UPON EXERCISE OF NQSQ. The Recipient agrees that in the event that the Company and the Company's counsel deem it necessary or advisable in the exercise of their discretion, the issuance of NQSQ Shares may be conditioned upon the Recipient's making certain representations, warranties, covenants and acknowledgments relating to compliance with applicable securities laws.

         4. SHAREHOLDERS AGREEMENT. The Recipient acknowledges and agrees that upon exercise of this NQSQ, in whole or in part, the NQSQ Shares will be subject to that certain Shareholders Agreement dated as of February 22, 1997 (as the same may be amended or supplemented the "Shareholders Agreement"), a copy of which is on file at the Company's corporate office (to the extent it may then be in effect generally). Accordingly, the Recipient agrees to be bound by the Shareholders Agreement upon exercise of this NQSQ as if signatory thereto.

         5. CHANGE IN CONTROL. In the event of a Change of Control, all of the NQSQ Shares shall become immediately exercisable and shall remain exercisable for the balance of their ten year term. For purposes of this Agreement, a "Change in Control" shall be deemed to occur upon (a) any person or entity purchasing more than 50% of the Company's common stock as such would be determined pursuant to Section 13(d) and (g) of the Securities Exchange Act of 1934, as amended, (b) the Company merging or consolidating one or more corporations where the Company's common stock is exchanged for less than 50%

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of the voting stock of the surviving corporation, (c) the sale, assignment, transfer, or other disposition of assets of the Company having a value in excess of 50% of the total assets of the Company or (d) the closing of an initial public offering of the Company's capital stock.

         6. EXPIRATION UPON A TERMINATION.

         (a) FOR CAUSE. If the Recipient's employment with the Company is terminated by the Company for "Cause" during the term of this NQSQ, the term hereof shall be deemed to have automatically expired immediately upon such termination of the Recipient for "Cause." For purposes of this Agreement, "Cause" shall mean the Recipient's willful refusal or unreasonable failure to perform his duties to the Company; acts or omissions by the Recipient constituting gross neglect or dereliction of duties; fraud or dishonesty; or conviction of the Recipient of a felony.

         (b) OTHER THAN FOR CAUSE, DEATH OR DISABILITY. If the Recipient's employment with the Company is terminated for any reason other than Cause, a Change in Control, death or disability (as defined in the Plan), the Recipient shall be entitled to exercise the NQSQ granted hereunder, to the extent the right to so exercise had accrued at the date of termination and had not been previously exercised, for a period of thirty days after such termination date, subject to all other provisions hereof and of the Plan.

         7. NON-TRANSFERABILITY. This NQSQ shall not be transferable by the Recipient otherwise than by will or the applicable laws of descent and distribution and shall be exercisable during the Recipient's lifetime only by the Recipient.

         8. TAX OBLIGATIONS. The Recipient acknowledges that the transfer of any NQSQ Shares in accordance with this Agreement may have federal, state or local tax implications for the Recipient and the Recipient understands that the Company is not undertaking to bear any obligation of the Recipient so created. The Recipient acknowledges and agrees that any and all such tax obligations shall be the sole responsibility of the Recipient. or warranties regarding tax or any other aspect of this NQSQ.

         9. STOCK CERTIFICATES' RESTRICTIVE LEGENDS. Stock certificates evidencing NQSQ Shares may bear such restrictive legends as the Company and the Company's counsel deem necessary or advisable.

         10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts entered into and wholly to be performed within the State of New York.

         11. NO TAX OR OTHER ADVICE, ETC. The Recipient acknowledges that he/she has not relied on, and none of the Company or any of its representatives has given, any representations or warranties, or any advice, with respect to the income tax or other consequences of the transactions contemplated by this Agreement. The Recipient represents that he/she has sufficient knowledge, and/or has consulted his/her own advisors, with respect to such consequences.

         12. ACCEPTANCE OF TERMS OF THE AGREEMENT AND THE PLAN. By execution and delivery hereof, the Recipient expressly indicates acceptance and ratification of, and consent to, the terms and conditions of the Plan and any action taken under the Plan by the Company or the Compensation Committee of the Board of Directors of the Company.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of _________________________________.


                                         HOT JOBS, INC.



                                         By:
                                            ------------------------------------
                                         Name:
                                              ----------------------------------
                                         Title:
                                               ---------------------------------



                                         RECIPIENT


                                         By:
                                            ------------------------------------
                                         Name:
                                              ----------------------------------
                                         Address:
                                                 -------------------------------

                                                 -------------------------------

                                                 -------------------------------


                                         SSN:
                                             -----------------------------------
                                         Total Number of Shares:
                                                                ----------------
                                         Price Per Share:$
                                                          ----------------------

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